October 16, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) ANNOUNCES SOLID THIRD QUARTER FINANCIAL RESULTS: EARNINGS PER SHARE $0.35 COMPARED TO $0.37 A YEAR AGO AND $0.36 FOR THE LINKED QUARTER; DELIVERS POSITIVE LOAN AND DEPOSIT GROWTH DURING THE QUARTER.

•	Earnings Per Share (Diluted): at $0.35 compared to $0.37 a year ago and $0.36 for the immediately preceding (linked) quarter
•	Net Income: $10.0 million compared to $10.5 million year ago and $10.2 million for the linked-quarter
•	Loan Growth: up 9.0% year-over-year and 4.2% on linked-quarter basis
•	Customer Relationship Deposits: up 9.2% year over year and 4.5% on a linked-quarter basis
•	Net Interest Margin: eased to 5.24% from 5.34% linked quarter
•	Credit Quality Metrics: Non performing assets and net-charge offs trend higher

FINANCIAL PERFORMANCE:
BEND, Ore, October 16/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported third quarter 2007 Diluted Earnings Per Share (EPS) at $0.35 per share compared to $0.37 reported for the same quarter in 2006 and $0.36 per share in the immediately preceding (linked) quarter. Net Income for the period was $10.0 million versus $10.5 million for the year ago quarter and $10.2 million for the linked quarter. The net interest margin for the current quarter was 5.24% compared to 5.34% in the prior (linked) quarter and 5.71% a year earlier.

Loan growth was up $169 million or 9.0% compared to the year ago period, and increased $83 million or 4.2% on a linked-quarter basis. Similarly, Customer Relationship Deposits were up $136 million or 9.2% year-over-year and increased $70 million or 4.5% on a linked-quarter basis. The Company defines customer relationship deposits to include core banking accounts such as checking, money market, and savings but excluding all wholesale or brokered deposits and CD’s greater than $100,000. Return on Equity was 13.54% and Return on Tangible Equity was 23.06% for the third quarter of 2007 and Return on Assets was 1.69%.

“In an environment of slowing real estate activity that triggered recent turmoil on Wall Street, Cascade continued to deliver solid financial results,” said Patricia L. Moss, President and CEO. “I am pleased to report the Company does not have direct exposure to the highly publicized sub-prime mortgage issues because it neither originated nor purchased such assets in its loan or investment portfolios.” She added, “The Company has strong capital and reserves as we manage through this real estate downturn, and I am optimistic that we are well positioned to capitalize on growth opportunities once this cycle has run its course. “

STOCK REPURCHASE PROGRAM
On August 13, 2007, the Company announced that the Board of Directors approved a stock repurchase program of up to 5% of the Company's issued and outstanding common shares. Purchases will occur at management’s discretion over a two-year period. At September 30, 2007, the Company has acquired 53,900 shares (or about 4% of the shares approved for possible repurchase) at an average price per share of $22.37 totaling $1.2 million.

LOAN GROWTH AND CREDIT QUALITY:
At September 30, 2007, Cascade’s Loan Portfolio was $2.0 billion, up 9.0% compared to the year ago period and up $82.5 million or 4.2% on a linked-quarter basis. Loan portfolio growth was primarily in construction related credits along with higher commercial and industrial loans outstanding.

As expected for the quarter ended September 30, 2007, credit metrics trended higher from their historic lows of 2006. Net loan charge-offs were $1.6 million or 0.32% (annualized) of total loans for the quarter compared to 0.10% (annualized) for the linked-quarter. There was no concentration of charge-offs as to amount, loan type, or geographic location.  Also, the quarter saw a modest uptick in consumer related loan charge-offs. Meanwhile, delinquent loans greater than 30 days past due were stable at 0.09% of total loans, compared to 0.11% for the linked-quarter. Non-performing assets (NPA’s) were also higher at $21.0 million as of September 30, 2007, or 0.89% of assets compared to $9.4 million or 0.41% of assets for the linked-quarter. The increase in NPA’s was mainly residential construction credits in the Boise, Idaho market which has experienced some slowing in new home sales1 .

___________________________
1	For public information as to real estate metrics in Cascade’s markets, see the Company’s Investor Presentation dated Sept 1, 2007 at www.botc.com/investor relations.

The Reserve for Credit Losses (reserve for loan losses and unfunded commitments) was a sturdy 1.37% of total loans at September 30, 2007, compared to 1.43% for the prior quarter and 1.39% a year ago. Cascade’s loan loss provision was $1.75 million for the third quarter of 2007, up from $1.0 million for the linked-quarter but below the $2.2 million provision in the year ago period. Cascade’s credit reserves remain strong compared to the average of its peer banks and management believes such reserves are at an appropriate level based upon its analysis and assessment of portfolio credit quality and prevailing economic conditions.

DEPOSIT GROWTH:
At September 30, 2007, Customer Relationship deposits were up 9.2% compared to a year ago and increased 4.5% on a linked-quarter basis. The majority of the linked-quarter growth was from the Idaho and Portland markets, including strong deposit inflows to our new corporate money market sweep product for select business customers. For the third quarter of 2007, average non-interest bearing deposits were stable at $476.7 million compared to the linked quarter. However, current quarter average non-interest bearing deposits were $89.1 million or 15.7% below the average of the same quarter a year ago mainly due to the contraction of real estate related activity in Cascade markets. Total Deposits were $1.8 billion, up 10.0% compared to a year ago and flat on a linked-quarter basis.

NET INTEREST MARGIN & INTEREST RATE RISK:
Cascade’s Net Interest Margin (NIM) eased modestly to 5.24% for the third quarter of 2007, down 10 basis points from the linked-quarter, primarily due to a decrease in yields on earning assets.

Yields on earning assets during the third quarter of 2007 were lower at 8.29% compared to 8.39% in the linked-quarter quarter and up from 8.22% in the year ago quarter. Lower yields were a result of the Federal Reserve’s action to reduce short term fed funds rate by 50 basis points late in the quarter and the effect of interest adjustments with respect to non performing loans.

The average cost of funds paid on interest bearing liabilities was stable during the third quarter of 2007 at 4.11% as compared to 4.09% in the linked-quarter but up from 3.64% for the year ago quarter. This year over year increase was primarily due to an increase in both volume and rates paid on interest bearing deposits, partially offset by a decrease in borrowings.

Looking forward, management expects the NIM will initially ease between five and 10 basis points in the coming quarter as a result of the interest rate reduction enacted by the Federal Reserve on September 18, 2007. The NIM may be further affected by competitive pricing pressures, yield curve shape and changes in LIBOR credit spreads, all of which can affect both rate and mix of loans, deposits and funding sources.

The NIM can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. Cascade’s financial model indicates a relatively modest interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets. Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the event short term market rates fall to a very low level. See cautionary “Forward Looking Statements” below and in Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

NON-INTEREST INCOME AND EXPENSE:
Non-Interest Income was $5.2 million, essentially flat compared to the linked-quarter and down 10.2% from the third quarter of 2006. The year over year decline is partially the result of reduced mortgage origination volume and related revenue owing to the slowing pace of real estate activity as well as a reduced level of gain on sale of investment securities compared to the year ago period. For the third quarter of 2007, residential mortgage originations totaled $38.8 million, down 23.0% from the year ago period and down 24.6% from the linked-quarter. Related net mortgage revenue was $.6 million, down from $.9 million in the year ago period and compared to $.8 million for the prior quarter.

Non-Interest Expense for the third quarter of 2007 was at a level comparable to the immediately preceding quarter, but up 4.5% compared to the third quarter of 2006. The year over year increase was primarily due to higher human resources costs in support of Cascade’s ongoing growth and infrastructure investments.

BUSINESS STRATEGY:
Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation2 . Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 "Best 100 Companies to Work For in Oregon, 2007," compiled by Oregon Business Magazine. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 (541) 385-6205.

# # #

___________________________
2	Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	3rd Qtr	2nd Qtr	%
Balance Sheet Data (at period end)	2007	2006	Change	2007	2007	Change
Investment securities	$97,857	$126,257	-22.5%	$97,857	$104,474	-6.3%
Loans, gross	2,041,573	1,872,225	9.0%	2,041,573	1,959,031	4.2%
Total assets	2,403,717	2,245,364	7.1%	2,403,717	2,321,103	3.6%
Total deposits	1,792,301	1,629,581	10.0%	1,792,301	1,785,649	0.4%
Non-interest bearing deposits	471,140	555,101	-15.1%	471,140	479,649	-1.8%
Customer relationship deposits (1)	1,612,950	1,476,626	9.2%	1,612,950	1,543,418	4.5%
Total shareholders' equity (book)	284,737	252,408	12.8%	284,737	276,901	2.8%
Total shareholders' equity (tangible)	169,793	135,787	25.0%	169,793	161,562	5.1%
Income Statement Data (2)
Interest income	$43,956	$40,329	9.0%	$43,956	$43,319	1.5%
Interest expense	16,232	12,347	31.5%	16,232	15,775	2.9%
Net interest income	27,724	27,982	-0.9%	27,724	27,544	0.7%
Loan loss provision	1,750	2,200	-20.5%	1,750	1,000	75.0%
Net interest income after loan loss provision	25,974	25,782	0.7%	25,974	26,544	-2.1%
Noninterest income	5,198	5,789	-10.2%	5,198	5,273	-1.4%
Noninterest expense	15,319	14,658	4.5%	15,319	15,549	-1.5%
Income before income taxes	15,853	16,913	-6.3%	15,853	16,268	-2.6%
Provision for income taxes	5,835	6,393	-8.7%	5,835	6,087	-4.1%
Net income	$10,018	$10,520	-4.8%	$10,018	$10,181	-1.6%
Share Data
Basic earnings per common share	$0.35	$0.37	-5.5%	$0.35	$0.36	-1.6%
Diluted earnings per common share	$0.35	$0.37	-4.6%	$0.35	$0.36	-6.7%
Book value per common share	$10.06	$8.92	12.8%	$10.06	$9.79	2.8%
Tangible book value per common share	$6.00	$4.80	25.0%	$6.00	$5.71	5.1%
Cash dividends declared per common share	$0.09	$0.07	28.6%	$0.09	$0.09	0.0%
Ratio of dividends declared to net income	25.46%	19.25%	32.3%	25.46%	25.05%	1.6%
Basic Average shares outstanding	28,340	28,125	0.8%	28,340	28,335	0.0%
Fully Diluted average shares outstanding	28,673	28,711	-0.1%	28,673	28,651	0.1%
Key Ratios
Return on average total shareholders' equity (book)	13.54%	17.03%	-20.5%	13.54%	14.07%	-3.8%
Return on average total shareholders' equity (tangible) (3)	23.06%	32.52%	-29.1%	23.06%	24.50%	-5.9%
Return on average total assets	1.69%	1.91%	-11.5%	1.69%	1.76%	-4.0%
Net interest spread	4.18%	4.58%	-8.7%	4.18%	4.30%	-2.8%
Net interest margin	5.24%	5.71%	-8.2%	5.24%	5.34%	-1.9%
Total revenue (net int inc + non int inc)	$32,922	$33,771	-2.5%	$32,922	$32,817	0.3%
Efficiency ratio (4)	46.53%	43.40%	7.2%	46.53%	47.38%	-1.8%
Credit Quality Ratios
Reserve for credit losses	27,955	26,089	7.2%	27,955	28,010	-0.2%
Reserve to ending total loans	1.37%	1.39%	-1.4%	1.37%	1.43%	-4.2%
Non-performing assets (5)	21,474	1,838	1068.3%	21,474	9,401	128.4%
Non-performing assets to total assets	0.89%	0.08%	1012.5%	0.89%	0.41%	117.1%
Delinquent >30 days to total loans	0.09%	0.09%	0.0%	0.09%	0.11%	-18.2%
Net Charge off's	1,554	364	326.9%	1,554	465	234.2%
Net loan charge-offs (annualized)	0.32%	0.08%	300.0%	0.32%	0.10%	220.0%
Mortgage Activity
Mortgage Originations	$38,810	$50,371	-23.0%	$38,810	$51,469	-24.6%
Total Servicing Portfolio (sold loans)	$493,638	$496,120	-0.5%	$493,638	$494,796	-0.2%
Capitalized Mortgage Servicing Rights (MSR's)	$3,841	$4,196	-8.5%	$3,841	$3,939	-2.5%
Capital Ratios
Average shareholders' equity to average assets	11.85%	11.21%	5.7%	11.85%	11.68%	1.5%
Leverage ratio (6) (Est Q3-07)	10.52%	9.73%	8.1%	10.52%	10.30%	2.1%
Total risk-based capital ratio (6) (Est Q3-07)	11.58%	10.90%	6.2%	11.58%	11.59%	-0.1%

Notes:
(1)
Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 9/30/07:	28,298,301

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
	2007	2006	Change	2007	Change
Interest income:
Interest and fees on loans	$42,547	$38,600	10.2%	$41,731	2.0%
Taxable interest on investments	1,290	1,577	-18.2%	1,340	-3.7%
Nontaxable interest on investments	66	84	-21.4%	76	-13.2%
Interest on federal funds sold	41	62	-33.9%	51	-19.6%
Interest on interest bearing balances from FHLB	1	6	-83.3%	111	-99.1%
Dividends on Federal Home Loan Bank stock	11	-	100.0%	10	10.0%
Total interest income	43,956	40,329	9.0%	43,319	1.5%

Interest expense:
Deposits:
Interest bearing demand	8,388	5,486	52.9%	7,338	14.3%
Savings	49	66	-25.8%	51	-3.9%
Time	4,369	2,619	66.8%	4,374	-0.1%
Junior subordinated debentures and other borrowings	3,426	4,176	-18.0%	4,012	-14.6%
Total interest expense	16,232	12,347	31.5%	15,775	2.9%

Net interest income	27,724	27,982	-0.9%	27,544	0.7%
Loan loss provision	1,750	2,200	-20.5%	1,000	75.0%
Net interest income after loan loss provision	25,974	25,782	0.7%	26,544	-2.1%

Noninterest income:
Service charges on deposit accounts	2,597	2,366	9.8%	2,492	4.2%
Mortgage loan origination and processing fees	423	556	-23.9%	504	-16.1%
Gains on sales of mortgage loans, net	183	339	-46.0%	257	-28.8%
Net mortgage loan servicing fees	23	(16)	-243.8%	(11)	-309.1%
Gains on sales of investment securities AFS	260	594	-56.2%	-	100.0%
Card issuer and merchant services fees, net	1,038	1,077	-3.6%	1,063	-2.4%
Earnings on bank-owned life insurance	140	202	-30.7%	385	-63.6%
Other income	534	671	-20.4%	583	-8.4%
Total noninterest income	5,198	5,789	-10.2%	5,273	-1.4%

Noninterest expense:
Salaries and employee benefits	8,925	8,680	2.8%	9,123	-2.2%
Occupancy & Equipment	1,725	1,551	11.2%	1,652	4.4%
Communications	491	500	-1.8%	472	4.0%
Advertising	330	235	40.4%	313	5.4%
Other expenses	3,848	3,692	4.2%	3,989	-3.5%
Total noninterest expense	15,319	14,658	4.5%	15,549	-1.5%

Income before income taxes	15,853	16,913	-6.3%	16,268	-2.6%
Provision for income taxes	5,835	6,393	-8.7%	6,087	-4.1%
Net income	$10,018	$10,520	-4.8%	$10,181	-1.6%

Basic net income per common share	$0.35	$0.37	-5.5%	$0.36	-1.6%
Diluted net income per common share	$0.35	$0.37	-4.6%	$0.36	-1.7%

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)
	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
	2007	2006	Change	2007	Change
ASSETS
Cash and cash equivalents:
Cash and due from banks	$60,363	$64,210	-6.0%	$58,707	2.8%
Interest bearing balances due from FHLB	72	96	-25.0%	167	-56.9%
Federal funds sold	807	722	11.8%	469	72.1%
Total cash and cash equivalents	61,242	65,028	-5.8%	59,343	3.2%
Investment securities available-for-sale	94,675	122,559	-22.8%	101,989	-7.2%
Investment securities held-to-maturity	3,182	3,698	-14.0%	2,485	28.0%
Federal Home Loan Bank stock	6,991	6,785	3.0%	6,991	0.0%
Loans, net	2,016,781	1,846,136	9.2%	1,934,434	4.3%
Premises and equipment, net	38,878	40,674	-4.4%	36,935	5.3%
Goodwill	105,047	105,144	-0.1%	105,047	0.0%
Core deposit intangible	9,897	11,477	-13.8%	10,292	-3.8%
Bank-owned life insurance	32,713	17,967	82.1%	32,573	0.4%
Accrued interest and other assets	34,311	25,896	32.5%	31,014	10.6%
Total assets	$2,403,717	$2,245,364	7.1%	$2,321,103	3.6%

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$471,140	$555,101	-15.1%	$479,649	-1.8%
Interest bearing demand	949,162	757,737	25.3%	870,264	9.1%
Savings	41,142	57,108	-28.0%	40,624	1.3%
Time deposits	330,857	259,635	27.4%	395,112	-16.3%
Total deposits	1,792,301	1,629,581	10.0%	1,785,649	0.4%
Junior subordinated debentures	68,558	68,558	0.0%	68,558	0.0%
Federal funds purchased	15,035	10,000	50.4%	4,905	206.5%
Other borrowings	200,799	213,237	-5.8%	139,705	43.7%
Customer repurchase agreements	16,581	49,198	-66.3%	20,784	-20.2%
Accrued interest and other liabilities	25,706	22,382	14.9%	24,601	4.5%
Total liabilities	2,118,980	1,992,956	6.3%	2,044,202	3.7%

Stockholders' equity:
Common stock, no par value;	164,201	161,585	1.6%	164,046	0.1%
Retained earnings	120,149	90,435	32.9%	112,695	6.6%
Unrealized gains on investment securities
available-for-sale, net of deferred income taxes	387	388	-0.3%	160	141.9%
Total stockholders' equity	284,737	252,408	12.8%	276,901	2.8%
Total liabilities and stockholders' equity	$2,403,717	$2,245,364	7.1%	$2,321,103	3.6%

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

		% of		% of		% of
		gross		gross		gross
Loan portfolio	9/30/2007	loans	6/30/2007	loans	12/31/2006	loans
Commercial	$614,509	30%	$592,164	30%	$560,728	30%
Real Estate:
Construction/lot	689,500	34%	629,197	32%	588,251	31%
Mortgage	86,490	4%	83,796	4%	80,860	4%
Commercial	601,474	30%	603,804	31%	606,340	32%
Consumer	49,600	2%	50,070	3%	51,083	3%
Total loans	2,041,573	100%	1,959,031	100%	1,887,262	100%
Less reserve for loan losses	24,792		24,597		22,612
Total loans, net	$2,016,781		$1,934,434		$1,864,650

	Three months ended September 30,
	2007	2006
Reserve for loan losses:
Balance at beginning of period	$24,597	$20,776
Loan loss provision	1,750	2,200
Recoveries	288	163
Loans charged off	(1,843)	(527)
Balance at end of period	$24,792	$22,612

Reserve for unfunded commitments:
Balance at beginning of period	$3,413	$3,477
Provision (credit) for unfunded commitments	(250)	$96
Balance at end of period	$3,163	$3,573

Reserve for credit losses:
Reserve for loan losses	$24,792	$22,612
Reserve for unfunded commitments	3,163	3,573
Total reserve for credit losses	$27,955	$26,185

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
Three Months Ended:	2007	2006	Change	2007	Change

Average Assets	$2,354,256	$2,186,609	7.7%	$2,323,973	1.3%
Average Loans	1,997,010	1,809,905	10.3%	1,949,480	2.4%
Average Deposits	1,802,099	1,600,041	12.6%	1,729,424	4.2%
Average Investment Securities	101,244	129,536	-21.8%	107,821	-6.1%
Average Other Earning Assets	10,507	11,745	-10.5%	19,163	-45.2%
Average Non Interest Bearing Deposits	476,707	565,757	-15.7%	474,598	0.4%
Average Customer Relationship Deposits	1,584,492	1,476,905	7.3%	1,493,336	6.1%
Average Earnings Assets	2,108,761	1,951,186	8.1%	2,076,464	1.6%
Average Interest Bearing Liabilities	1,567,474	1,345,386	16.5%	1,548,405	1.2%
Average Borrowings	242,082	311,102	-22.2%	293,568	-17.5%
Average Common Equity (book)	278,995	245,072	13.8%	271,437	2.8%
Average Common Equity (tangible)	163,816	128,342	27.6%	155,859	5.1%

	September 30,	September 30,	%	December 31,	%
Balances as of:	2007	2006	Change	2006	Change

Mortgage loans held for sale	$1,748	$4,297	-59.3%	2,673	-34.6%
Intangibles & goodwill	114,944	116,621	-1.4%	115,743	-0.7%

Loans past due >90 days, not on non-accrual	52	-	100.0%	-	100.0%
Loans on non-accrual status	21,046	1,471	1330.7%	7,651	175.1%
Total non-performing Loans	21,098	1,471	1334.3%	7,651	175.8%
OREO	376	367	2.5%	-	100.0%
Total Non-performing assets	21,474	1,838	1068.3%	7,651	180.7%

Shares Outstanding (actual)	28,298	28,288	0.0%	28,446	-0.5%

SOURCE Cascade Bancorp
-0- 10/16/2007
/CONTACT: Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President & Chief Executive
+Officer, 1-541-385-6205, both of Cascade Bancorp /
/Web site: http://www.botc.com /
(CACB)